EXHIBIT 10.1

LIFE INSURANCE POLICY PURCHASE AGREEMENT

This Life Insurance Policy Purchase Agreement and its related Exhibits (the “Agreement”) is made and entered into as of this _____ day of ____________________, 20__, by and between among Frozen Food Express Industries, Inc. (“Seller”), located at 1145 Empire Central Place, Dallas, TX 75247; __________________________and ___________________________(“Purchaser”), (collectively, the “Parties”)

RECITALS

WHEREAS, Purchaser is in the business of acquiring certain life insurance policies; and,

WHEREAS, Seller is the owner of record of life insurance policy number _______________ (“Policy”) (for purposes of this Agreement, any references to the term “Policy” specifically exclude any additional benefits to accidental death) with a face value of $ ____________________ issued by __________________ (“Insurer”) and insuring the life of _________________ (“Insured”); and,

WHEREAS, except for additional benefits for accidental death, Seller desires to sell, and Purchaser desires to purchase, the Policy subject to the terms and conditions of this Agreement and related Exhibits (such transaction, the “Life Settlement”); and,

WHEREAS, the parties will enter into an agreement with an escrow agent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Purchaser will pay Seller the sum of $_________________ (“Purchase Price”) in exchange for the Policy. Upon receipt by Escrow Agent from Seller of the following forms (or similar forms) of Insurer (a) Transfer of Ownership and Control, (b) Change of Beneficiary and (c) Collateral Assignment, if any (collectively, the “Insurer’s Forms”), each properly executed, the Purchaser shall deposit the Purchase Price in immediately available funds into an Escrow Account within three (3) business days of such receipt by the Escrow Agent.

2. Seller has the sole responsibility to continue to make any and all premium payments until Escrow Agent receives written acknowledgement from the Insurer of the properly completed transfer of ownership of Policy and change of designated beneficiary thereunder (“Confirmation”). Following receipt by the Escrow Agent of Confirmation, the Purchaser or its assignee will continue to make premium payments in respect of the Policy. Failure by Seller to pay premiums and/or keep the Policy in force until Escrow Agent receives Confirmation will constitute a material breach of this Agreement, and Purchaser will have the right to rescind this Agreement. It is further understood and agreed by the Parties that Seller will properly execute or cause to be executed, including signatures, witness signatures, and notary seals and signatures, all attached Exhibits of this Agreement. Seller agrees that it will deliver (a) to Escrow Agent the Insurer’s Forms, each properly executed, and (b) to Purchaser copies of this Agreement and each of the Exhibits to this Agreement, together with any other documents required to be delivered under this Agreement, in each case, properly executed, witnessed or notarized, as the case may be; upon Purchaser determining that such documents are properly executed, witnessed or notarized, as the case may be, Purchaser shall immediately notify Escrow Agent and Seller in writing. In the event that the document execution requirements of this Agreement are not satisfied and this Agreement and any related documents are not returned within fourteen (14) calendar days from the date of delivery of this Agreement and any related documents by Purchaser to Seller, then Purchaser will have the right to rescind this Agreement, conditioned solely (if applicable) on the return of ownership and control of the beneficiary rights of the Policy to the Seller.

3. Except for any additional benefits for accidental death, which Seller shall retain, and subject to the terms and conditions of this Agreement, Seller hereby irrevocably sells, transfers, conveys, delivers and assigns to Purchaser all rights, titles, claims, interests, options, benefits and privileges provided by the Policy and granted to the Seller and/or any beneficiaries under the Policy, free and clear of all liens, pledges, interests or other encumbrances (“Encumbrances”). Seller agrees that after the purchase of the Policy by Purchaser contemplated herein, the Policy can be further sold, assigned, or otherwise transferred to an entity or person unknown to the Seller, without the Seller’s consent or knowledge, but with notification to the Insured within twenty (20) days after such sale or transfer.

4. Except for accidental death benefits, which are expressly excluded from this Agreement, and subject to the terms and conditions of this Agreement, Seller hereby irrevocably sells, transfers, conveys and assigns to Purchaser all money payable now or in the future under the Policy, including all dividends, options, cash values, benefits and/or advantages set forth under the terms and conditions of the Policy. Notwithstanding the foregoing, if the Policy contains provisions for spousal or child riders, waiver of premium riders, or other provisions (“Supplemental Coverage”) insuring the lives of spouses, family members, or anyone else other than the Seller, then the Parties acknowledge and understand that the Supplemental Coverage may be terminated at the discretion of the Purchaser. Thus, if the Policy is a joint policy, or contains riders or other provisions insuring the lives of a spouse, dependents or anyone else other than the Seller, there may be a loss of such coverage, and Seller should contact the Insurer or Seller’s insurance agent to determine if that coverage may be converted in order to avoid losing the coverage.

5. Except for any additional benefits for accidental death, which Seller shall retain, and subject to the terms and conditions of this Agreement, Seller hereby irrevocably sells, transfers, conveys, delivers and assigns to Purchaser all rights of control held by Seller in the Policy, including but not limited to, the right to change beneficiaries, the right to make claims and receive payments pursuant to the terms of the Policy, and the right to surrender Policy at any time and receive for Purchaser's sole benefit the cash surrender value of the Policy, if any.

6. In the absence of fraud, all statements made by Seller shall be deemed representations and not warranties. Seller hereby represents that:

A. Seller is the beneficial owner of the Policy;
B. Except for any additional benefits for accidental death, which Seller shall retain, the irrevocable sale, transfer, and assignment of the Policy to Purchaser and its successors and assigns, is valid and sufficient;
C. There are no proceedings in any bankruptcy, pending or, to the knowledge of Seller, threatened, either voluntarily or involuntarily, by the Seller;
D. No tax or creditor lien has been filed against the Policy;
E. The Policy has not been hypothecated and is not subject to any Encumbrances;
F. Seller has made no prior sale, transfer or assignment of the Policy to any other person or entity;
G. No final bankruptcy disclaimers involving the Seller have been issued since the issuance of the Policy;
H. No part of the premiums due in at least four (4) of the first seven (7) years after the Policy was issued were paid by means of indebtedness;
I. Seller has valid business reasons for selling the Policy rather than obtaining a secured loan with such Policy as collateral. Seller has not transferred the Policy to Purchaser with the actual intent to hinder, delay or defraud any of its creditors and such transfer of the Policy constitutes a practical and reasonable course of action designed to improve the financial condition of Seller without impairing the rights of its creditors;
J. From and after the purchase date, Seller understands and accepts that the transfer to Purchaser of the Policy is a sale;
K. Subject to the terms and conditions of this Agreement, except for any additional benefits for accidental death, which Seller shall retain, Seller will not take any action inconsistent with Purchaser’s ownership of the Policy. Subject to the terms and conditions of this Agreement, if a third party, including a potential purchaser of the Policy, should inquire, Seller will promptly indicate that the Policy has been sold to Purchaser and will claim no ownership interest in such assets; and
L. Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, the sale of the Policy to Purchaser.

7. Seller and Insured, if different, hereby acknowledge and agree that performance by Purchaser of this Agreement is further conditioned upon (a) receipt and acceptance by Purchaser at its executive office, and Purchaser’s further execution, if applicable, of the following documents and verifications, in each case, properly executed, witnessed or notarized, as applicable, by Seller or Insured, as the case may be, and in form and substance satisfactory to Purchaser, as provided in Section 2 above, and (b) thereafter, Escrow Agent’s receipt of Confirmation and Purchaser’s verification of the Confirmation as provided in Section 11 below:

A. The execution by all current beneficiary(ies) of the Release of Beneficiary Rights, attached hereto as Exhibit A;
B. The execution by Insured of the Authorization of Continued Contact between the Insured and Purchaser attached hereto as Exhibit B. Insured acknowledges that Insured has the right to list any individual of legal age as his or her designated contact. Insured further acknowledges that if, for any reason, Purchaser is unable to contact Insured’s designated contact(s) for a period of thirty (30) days, Purchaser has the right to contact Insured directly. Insured may change his or her designated contacts at any time, upon written notice to Purchaser. Purchaser shall advise Seller and Insured, if different, the name, address and telephone number of Purchaser, Purchaser’s representative, or broker, who will contact Insured or his or her designated contact(s), and shall notify Seller and Insured, if different, of any change in such information. Insured acknowledges that Purchaser shall not contact Insured or his/her designated contact(s) for purposes of determining Insured’s health status more frequently than once every thirty (30) days for life settlers with a life expectancy of one year or less, and no more than once every three (3) months for life settlers with a life expectancy of more than one year. No person shall contact Insured or his/her contact(s) for the purpose of determining his/her health status unless Purchaser is registered as a life settlement provider in the State of Texas;
C. The execution by Insured of an Authorization to Release Medical Information, attached hereto as Exhibit C (“Authorization to Release Medical Information”). Insured acknowledges that that the Authorization to Release Medical Information may be used to track Insured’s ongoing health status. Insured acknowledges that Insured has the right, at any time, to revoke the Authorization to Release Medical Information by providing written notice to Purchaser;
D. The execution by the Seller of the Distribution Directions, attached hereto as Exhibit D (“Distribution Directions”);
E. The execution by a licensed attending physician of a statement that the Insured is of sound mind and is under no constraint or undue influence to enter into the Agreement, attached hereto as Exhibit E;
F. The execution by Seller of the Acknowledgement of Policy Values, attached hereto as Exhibit F;
G. The execution by Insured of the Limited Power of Attorney, attached hereto as Exhibit G. Insured acknowledges that the Limited Power of Attorney may be used to track Insured’s ongoing health status. Insured acknowledges that Insured has the right, at any time, to revoke the Limited Power of Attorney by providing written notice to Purchaser;
H. The execution by Seller of the Escrow Agreement, attached hereto as Exhibit H;
I. The execution by Seller of a form of Transfer of Ownership and Control or other similar Insurer documents which transfer ownership of the Policy or absolutely assigns all present and future rights in the Policy, substantially in the form of Exhibit I, attached hereto;
J. The execution by Seller of a Change in Beneficiary Form or other similar Insurer document, substantially in the form of Exhibit J, attached hereto;
K. The execution by Seller of a Collateral Assignment against the Policy, if necessary, attached hereto as Exhibit K;
L. Execution of any other document(s) required by the Insurer to effect transfer of ownership or absolute assignment of the Policy to the Purchaser;
M. Execution of any other document(s) that the Purchaser deems reasonably necessary in order to facilitate the transfer of insurance benefits from the Seller to the Purchaser in an expedient manner;
N. Purchaser’s verification of all Policy and other information, including Insurer’s verification of coverage; and
O. Execution by Seller and Insured (if different) of Acknowledgement Form for Life Settlements attached hereto as Exhibit L.

8. This Agreement and its related Exhibits, together with the Life Settlement Application and any attachments, constitutes the entire agreement between the Parties, supersedes all prior agreements and understandings, and is irrevocably binding upon the Seller, and its successors and assigns, and any beneficiaries, both past and current, to the Policy, except as provided in Section 21 of this Agreement.

9. Insured hereby consents and agrees to the release of any and all medical records, insurance information, or any additional medical or other information from any custodian thereof that may be requested from Insured or any third party by Purchaser, now and in the future as the release of the same pertains to this transaction. Insured acknowledges that Insured has the right to revoke his/her/its consent to the release of such records at any time by providing written notice of such revocation to Purchaser. Insured agrees to allow Purchaser’s disclosure of such information to authorized third parties, on a confidential basis, as required to effect the evaluation, transfer, sale, and/or resale of the Policy.

10. Seller hereby consents and agrees to execute or cause to be executed any and all future documentation that is reasonably required concerning the Policy, or policy information without right or ability to claim any further consideration.

11. Upon receipt and verification of Confirmation, the Escrow Agent shall, within three (3) business days, wire transfer to the Seller’s bank account or mail a certified or cashier’s check in the full amount stated in Section 1 of this Agreement and in accordance with the Distribution Directions.

12. This Agreement shall constitute a contract under the laws of the State of Texas, and for all purposes shall be governed by, construed under and enforced in accordance with the laws of the State of Texas without regard to choice of law principles.

13. This Agreement shall be binding upon and inure to the benefit of each of the Parties, their respective successors and permitted assigns.

14. Any term, covenant or restriction of any provision of this Agreement that is held invalid, void, unenforceable or against regulatory authority by a court of competent jurisdiction or other authority shall not preclude the remaining terms, covenants, restrictions or provisions from remaining in full force and effect, and this Agreement shall in no way be affected, impaired or invalidated. The invalid provision shall be construed as if it was not included in this Agreement.

15. Each Party acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to it by any other Party, or by any Parties’ agents, representatives, or attorneys, to induce the execution of this Agreement.

16. Subject to applicable law, this Agreement may not be modified, amended or supplemented until approved by Seller and the officer of Purchaser and of Seller designated in Section 25 of this Agreement and unless such approvals are endorsed on this Agreement or attached to it. No person, other than the officer of Purchaser and of Seller designated in Section 25, has the authority to change this Agreement or waive any of its provisions on behalf of Purchaser. Any amendment to this Life Insurance Purchase Policy Agreement will be filed and approved prior to any use, issuance, or delivery, with the Texas Department of Insurance.

17. The Parties hereby acknowledge and agree that each Party shall keep confidential and not disclose the existence or terms of this Agreement or negotiations, excluding any such disclosures necessary to discharge legal duties, without the prior written notice to the other parties. All medical or personal information about the Insured and all financial information of the Seller (“Information”) solicited or obtained by the Purchaser is confidential and disclosure of such Information is subject to the restrictions listed herein.

18. The failure of any Party at any time to insist on any one or more instances of specific performance by another Party shall not be construed or affect the right of such Party, at a later time, to enforce any continuing performance, subsequent failure to perform, or a delay in performing any terms hereof.

19. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by the Seller, whether by operation of law or otherwise, without the prior written consent of the Purchaser. Purchaser agrees that it shall not assign this Agreement, or any of its rights, interests, or obligations, prior to the effective date of Confirmation contemplated by this Agreement, and Seller hereby acknowledges that thereafter Purchaser shall have all rights to assign this Agreement without consent of Seller.

20. This Agreement may be executed in multiple counterparts, including, without limitation, facsimile counterparts, each of which shall be deemed an original, and all of which shall together be considered one and the same Agreement, effective on the date set forth above.

21. Seller hereby acknowledges the following:

A. Seller has received and read this entire Agreement including all Exhibits;
B. Seller is entering into this Agreement knowingly and voluntarily, and has a full and complete understanding of this Agreement;
C. Seller has entered into this Agreement of its own free will and deed, without duress or coercion;
D. Seller has been given the opportunity and has been encouraged to seek the opinion of an attorney, financial advisor and/or tax consultant prior to entering into this Agreement regarding, but not limited to, the scope of this Agreement, and potential tax consequences;
E. Seller is aware that the payments received under Section 1 of this Agreement may be subject to the claims of Seller’s creditors;
F. Seller is aware that as a result of the sale of Policy, there may be a potential loss of public assistance benefits;
G. Seller is aware that as a result of the sale of Policy, there may be a potential loss of coverage on other lives previously covered under a joint policy or family riders contained within the Policy, if any, and that Seller has been advised to consult with Insurer regarding the impacts of a life settlement on such benefits;
H. Seller is aware that, except for any accidental death and/or dismemberment benefits, which are not subject to this Agreement, the amount of the current death benefit as of ________________ payable under the Policy to Purchaser upon completion of this life settlement is ___________________and there are no additional guaranteed insurance benefits available under the policy;
I. Seller has the right to request, inspect and/or receive copies of relevant trust and escrow agreements;
J. Seller has the right to rescind this Agreement at any time, but not later than the fifteenth (15th) calendar day after Seller’s receipt of the proceeds payable hereunder by receipt of written notification prior to or on such 15th calendar day by Purchaser at Purchaser’s address listed in this Agreement. Should the Insured die at any time prior to the end of the rescission period, this Agreement shall be deemed to have been rescinded and Purchaser shall refund the death benefit to the owner or beneficiaries designated in this Agreement for this purpose. Any rescission is subject to repayment by the Seller to Purchaser of all proceeds and monies previously paid to or on behalf of Seller, including any premiums, loans and loan interest paid by the Purchaser; and
K. Any person who knowingly presents false information in an application for insurance, an application for a life settlement or in connection with a life settlement purchase agreement may be guilty of a crime and may be subject to fines and confinement in prison under the applicable federal and state laws.

22. Seller acknowledges and agrees that all representations made by Seller in this Agreement, including Exhibits, are true, correct, and accurate. Seller agrees that if it fraudulently enters this transaction, then Seller agrees to indemnify Purchaser for any and all costs, expenses, fees, interest and losses (“Expenses”), including, but not limited to, brokers’ and agents’ compensation, and escrow agent, servicer and trustee fees, incurred by Purchaser. Seller further agrees that in such event, Purchaser, at Purchaser’s sole discretion, may rescind this contract. Upon such election of rescission by the Purchaser, Seller agrees to repay Purchaser (i) the Purchase Price, (ii) any premiums paid by Purchaser with respect to the Policy, and (iii) any Expenses. Upon receipt of such payment, Purchaser shall promptly return the ownership of Policy and beneficiary designation rights to Seller by executing all necessary forms.

23. At Purchaser’s sole discretion, Purchaser may elect to retire any policy loan at the time of distribution of the Purchase Price to Seller, in which case Seller shall provide Purchaser with payment instructions therefor.

24. Should Confirmation not occur for any reason within ninety (90) days of the date on which the Purchase Price is deposited into the Escrow Account, or should a rescission occur in accordance with Section 21 of this Agreement, this Agreement will automatically terminate. Prior to that time, Seller or Purchaser may terminate this Agreement at any time at their respective sole discretion upon written notification to the other Party. Upon any termination of this Agreement, funds deposited in the Escrow Account will be withdrawn by the Escrow Agent, and the Insurer’s Forms and any other executed Exhibits will be returned promptly to Seller, provided that such documents will be returned to Seller only upon payment by Seller to Purchaser of all premiums, if any, that Purchaser may have paid relative to the Policy.

25. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by mail (postage prepaid), by hand delivery or by telecopy (with a copy via mail or hand delivery), all as follows:

if to Purchaser, to:

______________________

and, if to Seller, to:

Frozen Food Express Industries, Inc.
1145 Empire Central
Dallas, Texas 75247

Attention: ________________________

Facsimile: (____) ____-_____

or, in any case to such other address or facsimile number as shall be furnished in writing by any such party to the other parties hereto. Such notices or other communications so given shall be deemed to have been given on the date so telecopied or hand delivered, as the case may be, or, in the case of a mailing, on the third day after mailing.

26. Should Seller retain an interest in the Policy, or if the Policy contains a provision, whether in a rider or otherwise, providing for an additional death benefit for accidental death:

(a) Purchaser will affect the transfer of the amount of the net death benefit only to the extent or portion of the amount sold. Benefits in excess of the amount that is sold will be paid by the insurance company directly to the beneficiaries in accordance with the terms of the Policy.
(b) The additional death benefit for accidental death shall remain payable to the beneficiary last named by Seller, not including Purchaser. In the absence of a beneficiary, the additional death benefit for accidental death shall be payable to the estate of Seller or Insured, as applicable.
(c) Purchaser will, upon acknowledgement of the perfection of the transfer, either:
(i)	Advise Seller, in writing, that Insurer has confirmed Seller’s remaining interest in the Policy; or
(ii)	Send Seller a copy of the document sent from Insurer that acknowledges Seller’s remaining interest in the Policy;
(d) Seller shall pay all premiums for any remaining interests in the Policy, including premiums for accidental death benefits.